EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED JUNE 17, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     6/17/05

                        WEEKLY ROR               MTD ROR            YTD ROR

CLASS A UNITS             -0.53%                  0.27%             -4.21%
CLASS B UNITS             -0.55%                  0.23%             -4.63%
* Subject to independent verification

The Grant Park Futures Fund experienced moderate losses over the past week. Positions in the fixed income and currency sectors accounted for the majority of setbacks. Gains came mainly from the agricultural/soft commodities and stock indices sectors.

Long positions in the fixed income sector sustained losses, particularly in the foreign financial markets. Much of the market's attention as of late has been focused upon whether or not the European Central Bank (ECB) might step in and lower short-term interest rates. Analysts said that the possibility of a rate cut was less likely after data released last week suggested that inflationary pressure in the euro zone during the current month was at least equal to that of previous months. Prices for Euro bunds and the Eurex BOBL contract settled lower for the week as investors interpreted the news to mean that the ECB would probably continue to take a cautious approach in regard to easing monetary policy. The LIFFE euribor contract also ended the session lower, hurting long positions. Longs in the London long gilts and British short sterling contracts also lost ground as the sell-off in the European markets led to lower financial prices in the U.K. Elsewhere, longs in the Australian ten and three year bond contracts reported losses when those markets settled lower. Domestic long positions didn't fare any better as prices for U.S. Treasury bonds, as well as ten and five year notes, ended the week in lower territory.

Positions in the currency sector lost ground as the possibility of lower interest rates in Europe seemed unlikely, sending the euro higher against the U.S. dollar, hurting Grant Park's short euro positions. The prospect of lower short-term rates can devalue a currency if investors seek higher short-term interest rates elsewhere. Short positions in the British pound and Swiss franc also lost ground as the dollar traded lower against most of its major euro zone counterparts. Losses also came from short positions in the yen, which ended the week stronger relative to the greenback. Finally, long positions in the U.S. dollar index reported losses as that contract ended the week 1.05 points lower.

Long positions in the agricultural/soft commodity sector made gains for the week. Analysts attributed higher prices in the grain markets almost exclusively to the weather, which has been warm and dry across the growing regions in the Midwest. The July soybean contract added 58 cents for the week to settle at $7.2750 per bushel. November soybeans were 63.5 cents or 9.3% higher than last week's close. July bean oil closed 2.34 cents higher at 25.08 cents per pound while July soybean meal closed $17.60 better at $229.00 per ton. The December corn contract added 18.75 cents to close at $2.49 per bushel.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]
Dearborn Capital Management, LLC                (312) 756-4450 o (800) 217-7955
555 West Jackson Blvd, Suite 600                           o FAX (312) 756-4452
Chicago, IL  60661                          Performance Hotline: (866) 516-1574
                                               website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com

Lastly, long positions in the stock indices were profitable for the week. Market participants credited the strength in share prices to the consumer prices report released on Wednesday. The core consumer price index (which excludes food and energy costs) rose by a smaller-than-expected 0.1% for the month of May, giving investors reason to believe that the Fed might be near the end of their current tightening cycle. Long positions in the E mini S&P Composite Index made gains as that market added 16.50 points for the week, closing at 1220.40. Long positions in the foreign indices also made gains. The Paris CAC, German DAX and London FTSE-100 all traded higher for the week, as did the Spanish IBEX. Gains also came from longs in the Australian SPI and Hong Kong Hang Seng as both of those indices settled higher.





















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]
Dearborn Capital Management, LLC                (312) 756-4450 o (800) 217-7955
555 West Jackson Blvd, Suite 600                           o FAX (312) 756-4452
Chicago, IL  60661                          Performance Hotline: (866) 516-1574
                                               website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com